AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT to the CONSULTING AGREEMENT, dated January 4th, 2018 (this "Amendment") is made and entered into as of January 30, 2018, by and between International Monetary ("Consultant"), a California corporation, and American Premium Water Corp ("Company"), a public corporation (OTC Pink: HIPH).

NOW, THEREFORE, the Company retains Consultant to review and evaulate licensing and/or acquisition opportunties in the Blockchain and Cryptocurrency space. Consultant will assist Company in evaluating each acquisition opportunity that Company or Consultant originates.

COMPANY

American Premium Water Corp

By: ______________________

Name: Ryan Fishoff

Title: Managing Director

CONSULTANT

International Monetary

By: ______________________

Name: Blaine Riley

Title: Managing Director